                                 UNITED STATES               ----------------------------
                      SECURITIES AND EXCHANGE COMMISSION           OMB APPROVAL
                            Washington, D.C. 20549           ----------------------------
                                                             OMB Number:  3235-0145
                                                             Expires:  August 31, 1999
                                                             Estimated average burden
                                                             hours per response....14.90
                                                             -----------------------------
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                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*

                             Siebel Systems, Inc.
           ---------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
           ---------------------------------------------------------
                        (Title of Class of Securities)


                                   826170102
           ---------------------------------------------------------
                                (CUSIP Number)


                              December 31, 1999
           ---------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [_] Rule 13d-1(b)

              [_] Rule 13d-1(c)

              [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                  Page 1 of 9

---------------------                                       ------------------
 CUSIP NO. 826170102                                         Page 2 of 9 Pages
---------------------                                       ------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Thomas M. Siebel
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2    (a) [_]
      (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          30,078,938/(1)/
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          30,078,938/(1)/
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      30,078,938/(1)/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      14.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

(1) Includes 21,453,741 shares held by Thomas M. Siebel, Trustee or Successor Trustee of the Siebel Living Trust u/a/d 7/27/93, 1,174,952 shares held by Siebel Asset Management L.P., 250,000 shares held by First Virtual Capital Inc.
and 245 shares held by Hunter Rose Siebel Irrevocable Trust.   Also includes
7,200,000 shares issuable pursuant to options exercisable within 60 days of December 31, 1999.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                    --------------------
  CUSIP NO. 826170102                  13G                 Page 3 of 9 Pages
----------------------                                    --------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Thomas M. Siebel, Trustee of Successor Trustee of the Siebel Living Trust u/a/d 7/27/93
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2    (a)
      (b)
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          21,453,741
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          21,453,741
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      21,453,741

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      11.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                    ---------------------
  CUSIP NO. 826170102                13G                     Page 4 of 9 Pages
-----------------------                                    ---------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Siebel Asset Management, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2    (a)
      (b)
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,174,952
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,174,952

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,174,952
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .60%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  CUSIP NO. 826170102               13G                      Page 5 of 9 Pages
-----------------------                                    ---------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      First Virtual Capital Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2    (a)
      (b)
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Nevada

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          250,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             250,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      250,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .12%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  CUSIP NO. 826170102                 13G                    Page 6 of 9 Pages
-----------------------                                    ---------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Thomas M. Siebel, Trustee of the Hunter Rose Siebel Irrevocable Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2    (a)
      (b)
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          245
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             245

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      245
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .00%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO

------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.
         (a)  Name of Issuer:  Siebel Systems, Inc.

         (b)  Address of Issuer's Principal Executive Offices:
                    1855 South Grant Street
                    San Mateo, CA  94402
Item 2.
         (a)  Name of Person Filing:
               Thomas M. Siebel
               Thomas M. Siebel, Trustee or Successor Trustee of the Siebel Living Trust u/a/d 7/27/93 ("Trust")
               Siebel Asset Management, L.P. ("SAM")
               First Virtual Capital Inc. ("First Virtual")
               Hunter Rose Siebel Irrevocable Trust ("Irrevocable Trust")

         (b)  Address of Principal Business Office or, if none, Residence
                    1855 South Grant Street
                    San Mateo, CA  94402

         (c)  Citizenship
               Thomas M. Siebel     USA
               Trust                California
               SAM                  California
               First Virtual        Nevada
               Irrevocable Trust    California

         (d)  Title of Class of Securities:  Common Stock

         (e)  CUSIP Number:  826170102

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

         Not applicable

Item 4.  Ownership
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


(a)     Amount Beneficially Owned:
            Thomas M. Siebel                       30,078,938*
            Trust                                  21,453,741
            SAM                                     1,174,952
            First Virtual                             250,000
            Irrevocable Trust                             245

(b)  Percent of Class:
            Thomas M. Siebel                        14.9%
            Trust                                   11.0%
            SAM                                      0.60%
            First Virtual                            0.12%
            Irrevocable Trust                        0.00%

(c)       Number of shares as to which such person has:

          (i)     Sole power to vote or to direct the vote:

               Thomas M. Siebel       30,078,938*
               Trust                  21,453,741
               SAM                     1,174,952
               First Virtual             250,000
               Irrevocable Trust             245

          (ii)    Shared power to vote or to direct the vote:

               Thomas M. Siebel       0
               Trust                  0
               SAM                    0
               First Virtual          0
               Irrevocable Trust      0

          (iii)   Sole power to dispose or to direct the disposition of:

               Thomas M. Siebel       30,078,938*
               Trust                  21,453,741
               SAM                    1,174,952
               First Virtual          250,000
               Irrevocable Trust      245

          (iv)    Shared power to dispose or to direct the disposition of:

               Thomas M. Siebel       0
               Trust                  0
               SAM                    0
               First Virtual          0
               Irrevocable Trust      0

(1) Includes 21,453,741 shares held by Thomas M. Siebel, Trustee or Successor Trustee of the Siebel Living Trust u/a/d 7/27/93, 1,174,952 shares held by Siebel Asset Management L.P., 250,000 shares held by First Virtual Capital Inc.
and 245 shares held by Hunter Rose Siebel Irrevocable Trust.   Also includes
7,200,000 shares issuable pursuant to options exercisable within 60 days of December 31, 1999.

Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Under certain circumstances set forth in the partnership agreement of SAM, the general and/or limited partners of SAM have the right to receive dividends from, or proceeds from the sale of, the Common Stock of the Issuer beneficially owned by SAM.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not applicable.

Item 8.  Identification and Classification of Members of the Group

     Not applicable.

Item 9.  Notice of Dissolution of a Group

     Not applicable.

Item 10.  Certification

     Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 10, 2000
                             ----------------------------------------
                                              Date

                                /s/ Thomas M. Siebel
                             -----------------------------------------
                                        Signature

                                        Thomas M. Siebel
                             ------------------------------------------


                             Thomas M. Siebel, Trustee or Successor
                             Trustee of the Siebel Living Trust u/a/d 7/27/93


                                /s/ Thomas M. Siebel
                             -------------------------------------------
                             Thomas M. Siebel, Trustee


                             Siebel Asset Management, L.P.


                                /s/ Thomas M. Siebel
                             --------------------------------------------
                             Thomas M. Siebel, General Partner


                             First Virtual Capital Inc.


                                /s/ Thomas M. Siebel
                             ---------------------------------------------
                             Thomas M. Siebel, President


                             Thomas M. Siebel, Trustee of the Hunter Rose
                             Siebel Irrevocable


                                /s/ Thomas M. Siebel
                             ---------------------------------------------
                             Thomas M. Siebel, Trustee